                                                                    EXHIBIT 99.1



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                      ----
     Report of Independent Auditors ..............................................      2
     Report of Independent Public Accountants ....................................      3
     Consolidated Balance Sheets as of March 31, 2001 and 2000 ...................      4
     Consolidated Statements of Income for the Fiscal Years Ended
       March 31, 2001, 2000 and 1999 .............................................      5
     Consolidated Statements of Shareholders' Equity for the
       Fiscal Years Ended March 31, 2001, 2000 and 1999 ..........................      6
     Consolidated Statements of Cash Flows for the Fiscal Years
       Ended March 31, 2001, 2000 and 1999 .......................................      7
     Notes to Consolidated Financial Statements ..................................      8

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of Daisytek International Corporation:

         We have audited the accompanying consolidated balance sheet of Daisytek International Corporation and subsidiaries as of March 31, 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Daisytek International Corporation and subsidiaries at March 31, 2001, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

     We also audited the adjustments described in Note 4 that were applied to restate the 2000 and 1999 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

ERNST & YOUNG LLP

Dallas, Texas,

May 8, 2001, except as to Note 3, as to
              which the date is May 25, 2001,
              and Note 4, as to which the
              date is January 4, 2002

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Daisytek International Corporation:

    We have audited the accompanying consolidated balance sheet of Daisytek International Corporation (a Delaware corporation) and subsidiaries as of March 31, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years then ended prior to the restatements (and, therefore, are not presented herein) to reflect the discontinued operations of Business Supplies Distributors as described in Note 4 to the restated financial statements included on pages 4-24. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Daisytek International Corporation and subsidiaries as of March 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Dallas, Texas,
May 4, 2000

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      MARCH 31,
                                                                            ------------------------------
                                                                                2001              2000
                                                                            ------------      ------------
                                          ASSETS

     CURRENT ASSETS:
       Cash and cash equivalents ......................................     $      1,971      $     28,172
       Accounts receivable, net of allowance for doubtful
          accounts of $4,979 and $5,784 at March 31, 2001 and
          2000, respectively ..........................................          134,966           143,693
       Inventories, net ...............................................           83,615            71,308
       Prepaid expenses and other current assets ......................            7,194             7,450
       Income taxes receivable ........................................               --             3,714
       Deferred tax asset, net ........................................               --               249
       Current assets of discontinued subsidiary ......................           94,682            49,451
                                                                            ------------      ------------
               Total current assets ...................................          322,428           304,037
                                                                            ------------      ------------
     PROPERTY AND EQUIPMENT, at cost:
       Furniture, fixtures and equipment ..............................           23,325            52,491
       Leasehold improvements .........................................            3,641             5,692
                                                                            ------------      ------------
                                                                                  26,966            58,183
       Less -- Accumulated depreciation and amortization ..............          (15,569)          (27,523)
                                                                            ------------      ------------
          Net property and equipment ..................................           11,397            30,660
     OTHER ASSETS .....................................................              550             1,046
     EXCESS OF COST OVER NET ASSETS ACQUIRED, net .....................           46,493            37,003
                                                                            ------------      ------------
               Total assets ...........................................     $    380,868      $    372,746
                                                                            ============      ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY

     CURRENT LIABILITIES:
       Current portion of long-term debt ..............................     $      1,436      $     42,392
       Trade accounts payable .........................................           39,762            44,568
       Accrued expenses ...............................................            8,940            13,821
       Income taxes payable ...........................................            1,172                --
       Deferred tax liability, net ....................................              359                --
       Current liabilities of discontinued subsidiary .................           93,490            49,335
                                                                            ------------      ------------
               Total current liabilities ..............................          145,159           150,116
                                                                            ------------      ------------
     LONG-TERM DEBT, less current portion .............................           76,607             2,431
     COMMITMENTS AND CONTINGENCIES (Note 12)
     MINORITY INTEREST ................................................               --             9,513
     SHAREHOLDERS' EQUITY:
       Preferred stock, $1.00 par value; 1,000,000 shares
          authorized at March 31, 2001 and 2000, none issued
          and outstanding .............................................               --                --
       Common stock, $0.01 par value; 30,000,000 shares
          authorized and 17,689,850 and 17,600,164 shares
          issued at March 31, 2001 and 2000, respectively .............              177               176
       Additional paid-in capital .....................................           94,663           136,736
       Retained earnings ..............................................           92,415            76,340
       Accumulated other comprehensive loss ...........................           (6,043)           (2,566)
       Treasury stock at cost, 3,352,305 shares at March 31, 2001 .....          (22,110)               --
                                                                            ------------      ------------
               Total shareholders' equity .............................          159,102           210,686
                                                                            ------------      ------------
               Total liabilities and shareholders' equity .............     $    380,868      $    372,746
                                                                            ============      ============

 The accompanying notes are an integral part of these consolidated statements.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  FISCAL YEARS ENDED MARCH 31,
                                                                                           -----------------------------------------
                                                                                              2001           2000            1999
                                                                                           ----------     ----------      ----------
    Net revenues ....................................................................     $1,012,130     $  987,206      $  916,518
    Cost of revenues ................................................................        894,766        880,471         808,151
                                                                                          ----------     ----------      ----------
      Gross profit ..................................................................        117,364        106,735         108,367
    Selling, general and administrative expenses ....................................         88,193         95,471          70,648
    Nonrecurring costs ..............................................................          6,940
    Acquisition related costs .......................................................             --            619           1,111
    Loss of disposition of business .................................................             --         (1,000)          2,800
                                                                                          ----------     ----------      ----------
      Income from operations ........................................................         22,231         11,645          33,808
    Interest expense ................................................................          3,857          3,186           2,797
                                                                                          ----------     ----------      ----------
      Income from continuing operations before income taxes and minority interest ...         18,374          8,459          31,011
    Provision for income taxes ......................................................          7,384          4,602          11,823
                                                                                          ----------     ----------      ----------
    Income from continuing operations before minority interest ......................         10,990          3,857          19,188
    Minority interest ...............................................................             47            566              --
                                                                                          ----------     ----------      ----------
    Income from continuing operations ...............................................         11,037          4,423          19,188
    Discontinued operations (Note 4):
      Income from operations of discontinued subsidiary, net of tax .................            389            116              --
                                                                                          ----------     ----------      ----------
    Income before cumulative effect of accounting change ............................         11,426          4,539          19,188
      Cumulative effect of accounting change, net of tax ............................             --             --            (405)
                                                                                          ----------     ----------      ----------
    Net income ......................................................................     $   11,426     $    4,539      $   18,783
                                                                                          ==========     ==========      ==========

    NET INCOME PER COMMON SHARE:
      Basic
         Income from continuing operations ..........................................     $     0.69     $     0.26      $     1.12
         Income from operations of discontinued subsidiary, net of tax ..............           0.03             --              --
                                                                                          ----------     ----------      ----------
         Income before cumulative effect of accounting change .......................           0.72           0.26            1.12
           Cumulative effect of accounting change, net of tax .......................             --             --           (0.02)
                                                                                          ----------     ----------      ----------
         Net income .................................................................     $     0.72     $     0.26      $     1.10
                                                                                          ==========     ==========      ==========
      Diluted
         Income from continuing operations ..........................................     $     0.69     $     0.24      $     1.08
         Income from operations of discontinued subsidiary, net of tax ..............           0.02           0.01              --
                                                                                          ----------     ----------      ----------
         Income before cumulative effect of accounting change .......................           0.71           0.25            1.08
           Cumulative effect of accounting change, net of tax .......................             --             --           (0.02)
                                                                                          ----------     ----------      ----------
         Net income .................................................................     $     0.71     $     0.25      $     1.06
                                                                                          ==========     ==========      ==========

    WEIGHTED AVERAGE COMMON AND COMMON SHARE EQUIVALENTS
      OUTSTANDING:
         Basic ......................................................................         15,904         17,248          17,101
         Diluted ....................................................................         16,108         18,186          17,789

 The accompanying notes are an integral part of these consolidated statements.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                    ACCUMULATED
                                          COMMON STOCK             ADDITIONAL                          OTHER
                                  ----------------------------       PAID-IN         RETAINED      COMPREHENSIVE
                                     SHARES          AMOUNT          CAPITAL         EARNINGS           LOSS
                                  ------------    ------------    ------------     ------------    -------------
BALANCE AT MARCH 31,
  1998 .......................      16,935,896    $        170    $     85,501     $     53,991     $     (1,931)
Net income ...................              --              --              --           18,783               --
Other comprehensive
  income -- foreign
  currency translation
  adjustment .................              --              --              --               --             (266)

Comprehensive income .........

Distribution of earnings
  to The Tape Company
  shareholders ...............              --              --              --             (973)              --
Net proceeds from
  exercise of common
  stock options ..............         223,953               2           1,838               --               --
Issuance of common
  stock ......................           2,533              --              55               --               --
                                  ------------    ------------    ------------     ------------     ------------
BALANCE AT MARCH 31,
  1999 .......................      17,162,382             172          87,394           71,801           (2,197)
Net income ...................              --              --              --            4,539               --
Other comprehensive
  income -- foreign
  currency translation
  adjustment .................              --              --              --               --             (369)

Comprehensive income .........

PFSweb offering ..............              --              --          42,955               --               --
Deferred compensation
  expense on PFSweb stock
  options ....................              --              --              48               --               --
Employee stock purchase
  plan .......................          31,823              --             368               --               --
Net proceeds from
  exercise of common
  stock options ..............         402,548               4           5,926               --               --
Issuance of common
  stock ......................           3,411              --              45               --               --
                                  ------------    ------------    ------------     ------------     ------------
BALANCE AT MARCH 31,
  2000 .......................      17,600,164             176         136,736           76,340           (2,566)
Net income ...................              --              --              --           11,426               --
Other comprehensive
  income -- foreign
  currency translation
  adjustment .................              --              --              --               --           (3,789)
Disposition of PFSweb ........              --              --         (42,826)           4,649              312

Comprehensive income .........

Treasury stock
  purchases ..................              --              --              --               --               --
Employee stock purchase
  plan .......................          42,801               1             328               --               --
Net proceeds from
  exercise of common
  stock options ..............          39,333                             360               --               --
Issuance of common
  stock ......................           7,552              --              65               --               --
                                  ------------    ------------    ------------     ------------     ------------
BALANCE AT MARCH 31,
  2001 .......................      17,689,850    $        177    $     94,663     $     92,415     $     (6,043)
                                  ============    ============    ============     ============     ============


                                        TREASURY STOCK
                                  -----------------------------        TOTAL        COMPREHENSIVE
                                     SHARES           AMOUNT           EQUITY          INCOME
                                  ------------     ------------     ------------    -------------
BALANCE AT MARCH 31,
  1998 .......................              --     $         --     $    137,731
Net income ...................              --               --           18,783     $     18,783
Other comprehensive
  income -- foreign
  currency translation
  adjustment .................              --               --             (266)            (266)
                                                                                     ------------
Comprehensive income .........                                                       $     18,517
                                                                                     ============
Distribution of earnings
  to The Tape Company
  shareholders ...............              --               --             (973)
Net proceeds from
  exercise of common
  stock options ..............              --               --            1,840
Issuance of common
  stock ......................              --               --               55
                                  ------------     ------------     ------------
BALANCE AT MARCH 31,
  1999 .......................              --               --          157,170
Net income ...................              --               --            4,539     $      4,539
Other comprehensive
  income -- foreign
  currency translation
  adjustment .................              --               --             (369)            (369)
                                                                                     ------------
Comprehensive income .........                                                       $      4,170
                                                                                     ============
PFSweb offering ..............              --               --           42,955
Deferred compensation
  expense on PFSweb stock
  options ....................              --               --               48
Employee stock purchase
  plan .......................              --               --              368
Net proceeds from
  exercise of common
  stock options ..............              --               --            5,930
Issuance of common
  stock ......................              --               --               45
                                  ------------     ------------     ------------
BALANCE AT MARCH 31,
  2000 .......................              --               --          210,686
Net income ...................              --               --           11,426     $     11,426
Other comprehensive
  income -- foreign
  currency translation
  adjustment .................              --               --           (3,789)          (3,789)
Disposition of PFSweb ........              --               --          (37,865)             312
                                                                                     ------------
Comprehensive income .........                                                       $      7,949
                                                                                     ============
Treasury stock
  purchases ..................      (3,352,305)         (22,110)         (22,110)
Employee stock purchase
  plan .......................              --               --              329
Net proceeds from
  exercise of common
  stock options ..............              --               --              360
Issuance of common
  stock ......................              --               --               65
                                  ------------     ------------     ------------
BALANCE AT MARCH 31,
  2001 .......................      (3,352,305)    $    (22,110)    $    159,102
                                  ============     ============     ============

 The accompanying notes are an integral part of these consolidated statements.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   FISCAL YEARS ENDED MARCH 31,
                                                                            ------------------------------------------
                                                                               2001            2000            1999
                                                                            ----------      ----------      ----------
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (excluding operations of discontinued subsidiary) ...     $   11,037      $    4,423      $   18,783
       Adjustments to reconcile net income to net cash provided
          by operating activities, net of effects of acquisitions
          and dispositions:
          Depreciation and amortization ...............................          7,438           9,242           6,048
          Provision for doubtful accounts .............................          3,360           7,670           2,863
          Minority interest ...........................................            (47)           (566)             --
          Other .......................................................             16              48              --
          Deferred income tax benefit .................................           (394)           (112)         (1,683)
       Change in operating assets and liabilities, net of
          effects of acquisitions and dispositions:
          Accounts receivable .........................................          4,142           1,357         (12,564)
          Inventories, net ............................................         (3,787)         49,762         (16,279)
          Prepaid expenses and other current assets ...................          3,621           1,765          (1,222)
          Trade accounts payable and accrued expenses .................        (19,390)        (64,656)         17,923
          Income taxes payable ........................................          2,016          (4,302)           (884)
                                                                            ----------      ----------      ----------
     Net cash provided by operating activities from continuing
        operations ....................................................          8,012           4,631          12,985
                                                                            ----------      ----------      ----------
     CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of property and equipment ............................         (7,549)        (15,175)        (10,523)
       Acquisitions of businesses, net of cash acquired ...............        (17,131)        (21,132)        (20,585)
       Disposition of subsidiary ......................................        (22,113)             --              --
       Disposition of business ........................................             --              --           4,736
       Decrease (increase) in notes receivable and other assets .......          1,615           8,618         (12,187)
                                                                            ----------      ----------      ----------
     Net cash used in investing activities ............................        (45,178)        (27,689)        (38,559)
                                                                            ----------      ----------      ----------
     CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from (payments on) revolving lines of credit,
          net .........................................................         36,647            (910)         28,686
       Payments to acquire treasury stock .............................        (22,110)             --              --
       Payments on capital leases and notes payable ...................         (4,650)         (8,533)         (4,787)
       Net proceeds of PFSweb initial public offering .................             --          53,014              --
       Net proceeds from sale of stock, exercise of stock options
          and issuance of common stock ................................            738           6,343           1,906
       Distributions to former shareholders of The Tape
          Company .....................................................             --              --            (973)
                                                                            ----------      ----------      ----------
     Net cash provided by financing activities ........................         10,625          49,914          24,832
                                                                            ----------      ----------      ----------
     Effect of exchange rates on cash .................................            340            (235)            206
                                                                            ----------      ----------      ----------
     NET INCREASE (DECREASE) IN CASH AND CASH
            EQUIVALENTS ...............................................        (26,201)         26,621            (536)
     CASH AND CASH EQUIVALENTS at beginning of year ...................         28,172           1,551           2,087
                                                                            ----------      ----------      ----------
     CASH AND CASH EQUIVALENTS at end of year .........................     $    1,971      $   28,172      $    1,551
                                                                            ==========      ==========      ==========

     Net cash provided by operating activities from discontinued
         operations ...................................................     $      671      $       14      $       --

 The accompanying notes are an integral part of these consolidated statements.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

 Daisytek International Corporation ("Daisytek" or the "Company") is a leading wholesale distributor of computer and office supplies and professional tape products, in addition to providing marketing and demand generation services. The Company sells its products and services in the United States, Canada, Australia, Mexico, South America and Europe. Prior to the spin-off of PFSweb, Inc. ("PFSweb") during July 2000, the Company also provided transaction management services to both traditional and electronic commerce companies.

Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statement and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

    The Company recognizes product revenue upon shipment of product to customers and provides for estimated returns and allowances. The Company permits its customers to return defective products (many of which are then returned by the Company to the manufacturer) and incorrect shipments for credit against other purchases. The Company offers terms to its customers that it believes are standard for its industries. PFSweb service fee revenues were recognized at the time the service was provided to the client.

Cash and Cash Equivalents

    Cash equivalents are defined as short-term highly liquid investments with original maturities of three months or less.

Inventories

    Inventories (merchandise held for resale, all of which are finished goods) are stated at the lower of weighted average cost or market.

Property and Equipment

    Property and equipment is stated at cost. Depreciation expense is computed by a straight-line method over estimated useful lives of the respective assets which range from three to seven years. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized and depreciated over the remaining useful lives of the assets.

Excess of Cost over Net Assets Acquired

    Excess of cost over net assets acquired is generally amortized by the straight-line method over estimated useful lives of 15 to 40 years. Amortization expense for each of the fiscal years 2001, 2000 and 1999 was approximately $2.0 million, $1.5 million and $0.7 million, respectively. Accumulated amortization of intangible assets was $5.2 million at March 31, 2001 and $3.2 million at March 31, 2000.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Impairment of Long-Lived Assets

    The Company periodically evaluates whether events or circumstances have occurred that indicate that excess of cost over net assets acquired and other long-lived assets may not be recoverable or that the remaining useful life may warrant revision. When such events or circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value will be recovered through the expected undiscounted future cash flows. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying value of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. To date, no such impairment has been recognized.

Foreign Currency Translation and Transactions

    For the Company's Canadian and Australian subsidiaries, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of shareholders' equity.

    For the Company's Mexican and European subsidiaries, the United States dollar is the functional currency. Monetary assets and liabilities are translated at the rates of exchange on the balance sheet date and certain assets (notably inventory and property and equipment) are translated at historical rates. Income and expense items are translated at average rates of exchange for the period, except for those items of expense which relate to assets translated at historical rates. The gains and losses from foreign currency transactions and translation related to these subsidiaries are included in net income and have not been material.

Interest Rate Swaps

    The Company's interest rate swap agreements are used to manage well-defined interest rate risks related to the Company's outstanding debt and are not used for trading purposes. Under interest rate contracts, the differential to be paid or received is recognized in income or expense over the life of the contract as an adjustment to interest expense.

Cumulative Effect of Accounting Change

    In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-up Activities, requiring these costs to be accounted for as period expenses. During fiscal 1999, the Company adopted this pronouncement and recorded a cumulative effect charge to income, net of income taxes, as of April 1, 1998, of $0.4 million.

Income Taxes

    Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. These differences relate primarily to provisions for doubtful accounts, reserves for inventory, book versus tax depreciation differences, and certain accrued expenses deducted for book purposes but not yet deductible for tax purposes. A valuation allowance must be provided when it is more likely than not that the deferred income tax asset will not be realized.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Stock Option Plans

    The Company accounts for its stock-based award plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price at the date of grant. Note 8 provides pro forma net income and pro forma earnings per share disclosures as if the stock-based awards had been accounted for using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock- Based Compensation.

Reclassifications

    Certain prior year data has been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported net income, shareholders' equity or net cash flows. During the fourth quarter of fiscal year 2001, Daisytek restated all prior periods to classify freight costs billed to customers and rebates paid to customers as components of net revenues in compliance with Emerging Issues Task Force Issues No. 00-10, Accounting for Shipping and Handling Fees and Costs, and No. 00-14, Accounting for Certain Sales Incentives. Freight costs billed to customers and rebates paid to customers had previously been recorded as a component of cost of sales.

    Freight costs incurred by the Company continue to be recorded as a component of cost of sales.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, was adopted by the Company effective April 1, 2001. This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires the Company to recognize all derivative instruments on the balance sheet at fair value. The adoption of SFAS 133 did not have a material impact on the Company's financial statements.

    The Financial Accounting Standards Board has proposed new accounting for business combinations that, among other things, would change the accounting for goodwill recorded in business acquisitions as of the date of the new Statement. An important part of the proposed Statement is that amortization of goodwill would cease for both assets acquired prior to the effective date of the Statement and for any new goodwill acquired after the effective date of the Statement. Rather than amortizing these assets, goodwill would be reviewed for impairment using a "market value" approach. The proposed Statement is expected to be issued in July 2001. As the amortization of the excess of cost over net assets acquired is a significant non-cash expense of the Company, this proposed Statement, if finalized in its current form, could have a material impact on the financial statements.

NOTE 2 -- BUSINESS COMBINATIONS

    During June 1998, the Company completed the acquisition of The Tape Company through a stock-for-stock merger. Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 974,864 shares of Daisytek common stock for all of The Tape Company's common stock. The Tape Company is an independent distributor of professional grade audio and video media products.

    In March 1999, the Company purchased the professional tape division of VTP, a Glendale, California-based distributor of professional-grade audio and video media and professional hardware products for approximately $13.5 million. In addition, the Company sold certain assets of its professional hardware division to VTP for approximately $4.7 million. The acquisition of VTP was accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets and liabilities assumed based on fair values at the date of acquisition. This resulted in costs in excess of fair value of approximately $11.9 million, which is being amortized over 25 years. In connection with this transaction, the Company recorded a $2.8 million one-time charge relating to the disposition of its hardware division. In fiscal year 2000, the Company reversed $1.0 million of this charge as management was able to avoid some of the costs associated with this disposition. The accompanying consolidated financial statements include the results of this entity from the date of acquisition. This acquisition is not material to the financial position or results of operations of the Company.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

    On October 1, 1999, the Company acquired certain assets and liabilities of Arlington Industries, Inc., a specialty wholesaler of copier and fax consumables, for an initial price of approximately $19.5 million. This transaction was accounted for using the purchase method of accounting and the related goodwill is being amortized over 20 years. The purchase agreement provides for an adjustment to the purchase price based on certain performance criteria for each of the twelve-month periods ended September 30, 2000 and 2001. The first performance period has been achieved and the Company has increased the original purchase price and goodwill by approximately $1.6 million, which is being amortized over the remaining life of the asset. The entire cost of the acquisition was funded through the Company's available cash. The accompanying consolidated financial statements include the results of this entity from the date of acquisition. This acquisition is not material to the financial position or results of operations of the Company.

    On May 3, 2000, the Company acquired certain assets and liabilities of B.A. Pargh Company, LLC, a wholesaler of office products and customer of PFSweb, for approximately $2.5 million. In addition, as part of this acquisition, the Company paid off approximately $6.5 million in assumed debt. The acquisition was accounted for by the purchase method of accounting for business combinations and the related cost in excess of fair value of approximately $3.6 million is being amortized over 20 years. The entire cost of the acquisition was funded through the Company's credit facility. The accompanying consolidated financial statements include the results of this entity from the date of acquisition. This acquisition is not material to the financial position or results of operations of the Company.

    Effective October 1, 2000, the Company acquired the capital stock of Etertin y CIA, S.A. in Buenos Aires, Argentina, a wholesale distributor of computer supplies and accessories, for approximately $5.8 million, of which $1.0 million is subject to adjustment for realization of assets at lower than book value acquired. In addition, the Company assumed approximately $4.7 million in debt. The acquisition was accounted for by the purchase method of accounting for business combinations and the related goodwill of approximately $6.5 million is being amortized over 20 years. The entire cost of the acquisition was funded through the Company's credit facility. The accompanying consolidated financial statements include the results of this entity from the date of acquisition. This acquisition is not material to the financial position or results of operations of the Company.

NOTE 3 -- PFSWEB SPIN-OFF

    Daisytek completed the spin-off PFSweb, its international provider of transaction management services to both traditional and e-commerce companies, during July 2000. In December 1999, PFSweb completed an initial public offering ("IPO") of 3,565,000 shares of its common stock. On July 7, 2000, the Company announced the completion of the spin-off of PFSweb by means of a tax-free distribution of Daisytek's remaining 80.1 percent ownership of PFSweb. The pro rata distribution of 14,305,000 shares of PFSweb was made at the close of business July 6, 2000 to Daisytek shareholders of record as of June 19, 2000. Based on the shares outstanding of each company on the record date, Daisytek shareholders received approximately 0.81 shares of PFSweb stock for each share of Daisytek stock they owned on the record date. In June 2000, the Company received a favorable private letter ruling from the Internal Revenue Service regarding the tax-free treatment of the distribution of Daisytek's remaining ownership in PFSweb. Daisytek and PFSweb are party to a tax indemnification and allocation agreement, which governs the allocation of tax liabilities and sets forth provisions with respect to other tax matters.

    As part of the IPO, PFSweb and Daisytek entered into various agreements governing the transaction management services that PFSweb provided for Daisytek. Additionally, PFSweb purchased from Daisytek certain fixed assets in the central distribution complex in Memphis, Tennessee. On May 25, 2001, the Company completed a transaction to terminate certain transaction management services agreements between the two companies and to purchase certain Memphis distribution assets from PFSweb, including those assets previously sold to PFSweb at the time of the IPO. The aggregate cost of this transaction is estimated to be approximately $16 million, including $11 million payable to PFSweb and $5 million to implement segregated information technology platforms and to expand fulfillment capabilities. The Company expects to recognize a special charge of approximately $2.7 million after taxes during the first quarter of fiscal year 2002 related to this transaction. Prior to completion of the transaction, the Company received a favorable supplemental ruling from the Internal Revenue Service that the acquisition of certain fixed assets would not adversely affect the June 2000 Internal Revenue Service ruling. PFSweb will continue to offer services to Daisytek under a new, separate fee agreement for a six-month period to support the transfer of fulfillment operations and transaction processing back to Daisytek, including the transition to a separate information technology platform.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     The following table represents the balance sheet information for PFSweb as of the date of the spin-off, and is provided to assist in understanding the impact of the disposition on the consolidated balance sheet of the Company (amounts in thousands):

                                    ASSETS

     Cash .............................................................     $   22,113
     Accounts receivable, net .........................................         10,879
     Prepaid expenses and other current assets ........................          3,420
     Property and equipment, net ......................................         21,557
     Other assets .....................................................            501
                                                                            ----------
               Total assets ...........................................     $   58,470
                                                                            ==========
                     LIABILITIES AND SHAREHOLDERS' EQUITY

     Current portion of long-term debt ................................     $      281
     Trade accounts payable ...........................................          5,190
     Accrued expenses .................................................          3,336
     Long-term debt, less current portion .............................          2,342
     Shareholders' equity -- minority interest ........................          9,456
     Shareholders' equity -- Daisytek .................................         37,865
                                                                            ----------
               Total liabilities and shareholders' equity .............     $   58,470
                                                                            ==========

NOTE 4 - DISCONTINUED OPERATIONS

     During June 2001, the Company announced its decision to exit the IBM master distribution agreements, under which the Company's subsidiary Business Supplies Distributors ("BSD") provided financing to enable the Company's former subsidiary PFSweb to service logistics contracts with IBM. As part of the Company's plan to completely exit this business, Daisytek completed the sale of BSD during September 2001 for net proceeds of approximately $0.9 million. The Company recorded a gain on sale of approximately $0.2 million.

     The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective as of April 1, 2001. Under the provisions of SFAS No. 144, the results of operations of BSD, which were previously included in the Company's computer and office supplies business segment, are presented as discontinued operations in the accompanying financial statements. The income from operations of discontinued subsidiary are presented net of tax expense of approximately $0.2 million, $0.1 million and $0 for the fiscal years ended March 31, 2001, 2000 and 1999, respectively, and include net revenues of approximately $177.5 million, $83.1 million and $0 for the fiscal years ended March 31, 2001, 2000 and 1999, respectively.

NOTE 5 -- DEBT

     Debt as of March 31, 2001 and 2000 consists of the following (in thousands):

                                                                         MARCH 31,
                                                                 --------------------------
                                                                    2001            2000
                                                                 ----------      ----------
     Revolving line of credit, United States ...............     $   74,000      $   32,800
     Revolving term loan, Canada ...........................          1,332              --
     Revolving line of credit, Canada ......................          1,275           7,948
     Revolving line of credit, Australia ...................          1,287           1,365
     Other .................................................            149           2,710
                                                                 ----------      ----------
                                                                     78,043          44,823
     Less: Current portion of long-term debt ...............         (1,436)        (42,392)
                                                                 ----------      ----------
     Long-term debt, less current portion ..................     $   76,607      $    2,431
                                                                 ==========      ==========

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Revolving Line of Credit, United States

    In December 2000, the Company entered into an agreement with certain banks for a revolving line of credit facility in the United States that has a maximum borrowing availability of $120.0 million and expires on December 19, 2003. Availability under the credit facility is subject to certain borrowing base limitations, including eligible accounts receivable and inventory, as defined. This credit facility replaced the Company's previous United States credit facility, which would have expired on January 1, 2001. Borrowings under the credit facility accrue interest, at the Company's option, at the prime rate of the lead bank or a Eurodollar rate, plus an adjustment ranging from 1.05% to 2.0% depending on the Company's financial performance. The Company pays fees ranging from 0.20% to 0.375% on the entire credit facility. The credit facility contains various covenants including, among other things, the maintenance of certain financial ratios including the achievement of a minimum fixed charge ratio and minimum level of net worth, and restrictions on certain activities, including loans and payments to related parties, incurring additional debt, acquisitions, investments and asset sales. The credit facility is secured by a pledge of 100% of the stock of the Company's United States subsidiaries and 65% of the stock of the Company's material foreign subsidiaries. Upon the occurrence of a default, the credit facility would also be secured by the Company's other assets. As of March 31, 2001, the outstanding balance under the Company's United States credit facility was $74.0 million with a weighted average interest rate of 6.63%. Based on the Company's borrowing limit at March 31, 2001, $43.8 million was available for future borrowings.

    The credit facility also includes an expandable feature to increase the maximum borrowing to $170 million, subject to various conditions precedent. During April 2001, the Company added another $30.0 million of available credit under this feature, increasing the maximum borrowing availability to $150.0 million.

Revolving Term Loan and Revolving Line of Credit, Canada

    During August 1999, the Company's Canadian subsidiary entered into an agreement with a Canadian bank for a revolving term loan. The term loan, which expires on August 31, 2001, allows the Company to borrow Canadian or U.S. dollars up to a maximum of 10.0 million Canadian dollars, or approximately $6.3 million. The term loan accrues interest at the Company's option at either the bank's prime rate plus 0.10% or the bank's U.S. dollar commercial loan rate plus 0.10%. A commitment fee of 0.25% is charged on the unused portion of the term loan. As of March 31, 2001, the outstanding balance under the Company's Canadian revolving term loan was 2.1 million Canadian dollars, or approximately $1.3 million, at an interest rate of 6.85%. The Company had 7.9 million Canadian dollars, or approximately $5.0 million, available for future borrowings.

    In December 2000, the Company's Canadian subsidiary entered into an agreement with a Canadian bank for an unsecured revolving line of credit facility in addition to the term loan. The Canadian credit facility expires on January 1, 2002 and replaced the Company's previous Canadian revolving line of credit facility, which would have expired on December 31, 2000. The Canadian credit facility allows the Company to borrow Canadian or U.S. dollars up to a maximum of 5.0 million Canadian dollars, or approximately $3.2 million. For Canadian dollar borrowings, the Canadian credit facility accrues interest at the bank's prime rate or the bank's cost of funds plus an adjustment ranging from 1.3% to 2.0% depending on the Company's financial performance. For U.S. dollar borrowings, the Canadian credit facility accrues interest at the prime rate of the bank or a Eurodollar rate plus an adjustment ranging from 1.3% to 2.0% depending on the Company's financial performance. A facility fee of 0.20% to 0.375% is charged on the entire amount of the Canadian credit facility. As of March 31, 2001, the outstanding balance under the Company's Canadian revolving line of credit facility was 2.0 million Canadian dollars, or approximately $1.3 million, at an interest rate of 6.75%. The Company had 3.0 million Canadian dollars, or approximately $1.9 million, available for future borrowings.

    During April 2001, the Company refinanced the Canadian revolving term loan and Canadian revolving credit facility with a single credit facility of 20.0 million Canadian dollars, or approximately $12.7 million, expiring during April 2004. Availability under the credit facility is subject to certain borrowing base limitations, as defined. For Canadian dollar borrowings, the Canadian credit facility accrues interest at the bank's prime rate plus 50 basis points. For U.S. dollar borrowings, the Canadian credit facility accrues interest at the bank's U.S. dollar base rate in New York plus 50 basis points. The credit facility includes a standby fee of 0.25% on the unused portion of the credit facility.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Revolving Line of Credit, Australia

    In December 2000, the Company's Australian subsidiary entered into an agreement with an Australian bank for an unsecured revolving line of credit facility allowing the Company to borrow Australian dollars up to a maximum of
15.0 million Australian dollars, or approximately $7.3 million. The Australian credit facility expires on January 1, 2002 and replaced the Company's previous Australian revolving line of credit facility, which would have expired on December 31, 2000. The Australian credit facility accrues interest at the Australian Bill Rate plus an adjustment ranging from 1.3% to 2.0% depending on the Company's financial performance. A facility fee of 0.20% to 0.375% is charged on the entire amount of the Australian facility. As of March 31, 2001, the outstanding balance under the Company's Australian credit facility was 2.7 million Australian dollars, or approximately $1.3 million, at an interest rate of 7.18%. The Company had 12.3 million Australian dollars, or approximately $6.0 million, available for future borrowings.

    During May 2001, the Company amended its Australian credit facility to add another 5.0 million Australian dollars, or approximately $2.4 million, to its available credit for total maximum credit availability of 20.0 million Australian dollars, or approximately $9.7 million.

Other

    At March 31, 2001, other debt represents notes payable assumed in connection with the acquisition of Etertin in Argentina, effective October 1, 2000. At March 31, 2000, other debt represents non-cancelable capital lease agreements involving warehouse equipment and computer equipment. The Company's property held under capital leases at March 31, 2000, included in furniture, fixtures and equipment in the balance sheet, amounted to approximately $2.7 million, net of accumulated amortization of approximately $0.1 million.

    Future maturities of long-term debt at March 31, 2001, giving effect to the refinancing of the Canadian credit facility, are as follows (in thousands):

                 FISCAL YEAR ENDED MARCH 31,
                 ---------------------------
                 2002.....................    $  1,436
                 2003.....................          --
                 2004.....................      74,000
                 2005.....................       2,607
                 2006.....................          --
                 Thereafter...............          --
                                              --------
                                              $ 78,043
                                              ========

NOTE 6 -- FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    The Company estimates fair value based on market information and appropriate valuation methodologies. Fair value is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The fair values of all non-derivative financial instruments approximate their carrying amounts in the accompanying consolidated balance sheets.

    In the opinion of management, credit risk with respect to trade receivables is limited due to a large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. The Company's derivative instruments are subject to credit risk of non-performance by counterparties under such agreements. However, this risk is minimal as the Company selects counterparties with high credit ratings and the majority of the Company's derivative instruments are with participating banks under its credit facilities.

Currency Rate Management

    During fiscal year 2001 and 2000, the Company periodically entered into foreign currency exchange contracts to manage its foreign currency exchange risk related to the net investment and intercompany balances applicable to its foreign subsidiaries. These contracts typically require the exchange of a foreign currency for U.S. dollars at a fixed rate at a future date. At March 31 2001, many of the Company's outstanding hedges were offset by contracts to exchange U.S. dollars for a foreign currency at a fixed rate at a future date. At March 31, 2001, the outstanding contract amounts in U.S. dollars totaled $16.3 million, including $12.4 million for

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Eurodollars, $2.6 million for Australian dollars, and $1.3 million for Canadian dollars. At March 31, 2000, the outstanding contract amounts in U.S. dollars totaled $19.7 million, including $11.5 million for Australian dollars and $8.2 million for Canadian dollars. The Company had incurred net unrealized gains (losses) on its foreign currency exchange contracts of ($0.5) million and $0.6 million at March 31, 2001 and 2000, respectively, which are included as a component of shareholders' equity. Due to the short-term nature of these contracts, fair value approximates the recorded net unrealized gain (loss).

Interest Rate Management

    The Company may enter into interest rate swaps to diversify its risk associated with interest rate fluctuations. Under these interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. At March 31, 2001, the Company had an interest rate swap agreement with a notional amount of $25.0 million and a fair value loss position of $0.7 million.

NOTE 7 -- SHAREHOLDERS' EQUITY

Public Offerings

    In December 1999, PFSweb successfully completed the IPO of 19.9% of its outstanding stock and sold 3,565,000 shares of common stock at $17 per share. Net proceeds from the IPO aggregated $53 million and were used to repay PFSweb's intercompany payable to Daisytek of approximately $27 million and to acquire from Daisytek all fixed assets in its Memphis distribution facility, as well as certain assets providing information technology services, for $5.0 million. Daisytek used these proceeds to repay bank debt. As a result of the IPO, the Company's additional paid-in capital increased by approximately $43 million.

    On July 7, 2000, Daisytek completed the spin-off of PFSweb and distributed approximately 0.81 shares of PFSweb common stock for each share of Daisytek common stock owned by Daisytek shareholders. Daisytek's stock price was adjusted on July 7, 2000 to exclude the value of PFSweb.

Shareholder Rights Plan

    On October 15, 1999, the Daisytek Board of Directors declared a dividend distribution of one Daisytek preferred stock purchase right (a "right") for each share of the Company's common stock outstanding on October 25, 1999. Each right entitles the registered shareowners to purchase from the Company one one-thousandth of a share of preferred stock at an exercise price of $70.00, subject to adjustment. The rights are not currently exercisable, but would become exercisable if certain events occurred relating to a person or group acquiring or attempting to acquire 15 percent or more of the outstanding shares of common stock. The rights expire on October 25, 2009, unless redeemed or exchanged by the Company earlier.

Stock Repurchase

    On July 10, 2000, the Company announced the authorization by the Board of Directors of the repurchase of up to 10% of the outstanding shares of its common stock, and on September 13, 2000, the Company announced the authorization of the repurchase of up to an additional 10% of the then outstanding shares of common stock. As of March 31, 2001, the two approved share buy-back programs were completed and a total of approximately 3.4 million shares have been repurchased using cash of approximately $22 million.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Reconciliation of Earnings per Share

    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts). Weighted-average shares excluded from the calculation that related to potentially dilutive securities amount to approximately 1.3 million, 0.7 million and 0.6 million for the years ended March 31, 2001, 2000 and 1999, respectively.

                                                                                  FISCAL YEARS ENDED MARCH 31,
                                                                            ----------------------------------------
                                                                               2001           2000           1999
                                                                            ----------     ----------     ----------
     NUMERATOR:
       Income from continuing operations ..............................     $   11,037     $    4,423     $   19,188
       Income from operations of discontinued subsidiary ..............            389            116             --
                                                                            ----------     ----------     ----------
       Income before cumulative effect of accounting change ...........         11,426          4,539         19,188
       Cumulative effect of accounting change .........................             --             --           (405)
                                                                            ----------     ----------     ----------
       Net income .....................................................     $   11,426     $    4,539     $   18,783
                                                                            ==========     ==========     ==========
     DENOMINATOR:
     Denominator for basic earnings per share -- Weighted
       average shares .................................................         15,904         17,248         17,101
     Effect of dilutive securities:
       Stock options ..................................................            204            938            688
                                                                            ----------     ----------     ----------
     Denominator for diluted earnings per share -- Adjusted
       weighted average shares ........................................         16,108         18,186         17,789
     Net income per common share:
       Basic:
          Income from continuing operations ...........................     $     0.69     $     0.26     $     1.12
          Income from operations of discontinued subsidiary ...........           0.03             --             --
                                                                            ----------     ----------     ----------
          Income before cumulative effect of accounting change ........           0.72           0.26           1.12
          Cumulative effect of accounting change ......................             --             --          (0.02)
                                                                            ----------     ----------     ----------
          Net income ..................................................     $     0.72     $     0.26     $     1.10
                                                                            ==========     ==========     ==========
       Diluted:
          Income from continuing operations ...........................     $     0.69     $     0.24     $     1.08
          Income from operations of discontinued subsidiary ...........           0.02           0.01             --
                                                                            ----------     ----------     ----------
          Income before cumulative effect of accounting change ........           0.71           0.25           1.08
          Cumulative effect of accounting change ......................             --             --          (0.02)
                                                                            ----------     ----------     ----------
          Net income ..................................................     $     0.71     $     0.25     $     1.06
                                                                            ==========     ==========     ==========

NOTE 8 -- STOCK PLANS

Employee Stock Purchase Plan

    Daisytek provides its employees an opportunity to acquire a proprietary interest in the company under its 1998 Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code of 1986. The stock purchase plan provides for acquisition of Daisytek common stock at a 15% discount of market value and permits each employee of Daisytek's domestic subsidiaries who have completed ninety days of service to elect to participate in the plan. Eligible employees may elect to contribute up to 10% of their compensation with after-tax dollars up to a maximum annual contribution of $25,000. The Company has reserved 250,000 shares of its common stock under the stock purchase plan. As of March 31, 2001, 74,624 shares of common stock had been purchased under the plan.

Stock Option Plans

    The Company has established various stock option plans which provide for the grant of incentive awards in the form of stock options to directors, executive management, key employees and outside consultants of Daisytek. These plans are administered by the Compensation Committee of the Board of Directors. Options issued under these stock option plans have exercise prices equal to the fair market value of the Company's common stock on the date of issuance, generally vest over a three-year period from the date of grant and expire ten years after the date of grant.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

    In connection with the completion of the PFSweb spin-off as of July 6, 2000, all outstanding Daisytek options ("Daisytek Pre-spin Options") were adjusted and/or replaced with Daisytek options (the "Daisytek Post-spin Options") and PFSweb options (the "PFSweb Post-spin Options," and together with the Daisytek Post-spin Options, the "Replacement Options"). The exercise price and the number of shares subject to each of the Replacement Options was established pursuant to a formula designed to ensure that: (1) the aggregate "intrinsic value" (i.e., the difference between the exercise price of the option and the market price of the common stock underlying the option) of the Replacement Option did not exceed the aggregate intrinsic value of the outstanding Daisytek Pre-spin Option which is replaced by such Replacement Option immediately prior to the spin-off and (2) the ratio of the exercise price of each option to the market value of the underlying stock immediately before and after the spin-off was preserved. Other terms and conditions of each Replacement Option, including the time or times when, and the manner in which, each option is exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that apply in the event of the termination of employment of the employee, the events, if any, that may give rise to an employee's right to accelerate the vesting or the time or exercise thereof and the vesting provisions, are the same as those of the replaced Daisytek Pre-spin Option, except that option holders who are employed by one company are permitted to exercise, and are subject to all of the terms and provisions of, options to acquire shares in the other company as if such holder was an employee of such other company.

    As of March 31, 2001, Daisytek has authorized an aggregate of 5,550,000 shares of common stock for issuance under the various stock option plans. Additionally, the Company's Board of Directors authorized an additional 1,999,026 shares for issuance outside the existing plans. The aggregate number of options available for issuance under the Company's plans at March 31, 2001 is 1,523,953.

    The following table summarizes the Company's stock option activity for the fiscal years ended March 31, 1999, 2000 and 2001:

                                                       OPTIONS     WEIGHTED AVERAGE
                                                     OUTSTANDING    EXERCISE PRICE
                                                     -----------   ----------------
     Balance at March 31, 1998 ..................      1,725,974      $    11.66
       Granted ..................................      2,773,892      $    15.68
       Exercised ................................       (223,953)     $     7.18
       Canceled .................................       (291,844)     $    16.41
                                                      ----------
     Balance at March 31, 1999 ..................      3,984,069      $    14.37
       Granted ..................................        473,500      $     9.83
       Exercised ................................       (402,548)     $    11.73
       Canceled .................................        (97,226)     $    16.46
                                                      ----------
     Balance at March 31, 2000 ..................      3,957,795      $    13.07
       Granted ..................................         25,000      $    10.69
       Exercised ................................        (28,800)     $    10.78
       Canceled .................................        (70,721)     $    16.20
       Terminated -- PFSweb spin-off ............     (3,883,274)     $    14.00
       Reissued -- PFSweb spin-off ..............      3,634,736      $     8.00
       Granted ..................................      2,441,000      $     6.43
       Exercised ................................        (10,533)     $     7.44
       Canceled .................................       (356,932)     $     8.00
                                                      ----------
     Balance at March 31, 2001 ..................      5,708,271      $     7.33
                                                      ==========

    The following table summarizes information about stock options outstanding at March 31, 2001:

                                 OUTSTANDING                                       EXERCISABLE
       -----------------------------------------------------------------    -------------------------
                                        WEIGHTED AVERAGE     WEIGHTED                     WEIGHTED
            RANGE OF                         REMAINING        AVERAGE                      AVERAGE
        EXERCISE PRICES      OPTIONS    CONTRACTUAL LIFE  EXERCISE PRICE     OPTIONS   EXERCISE PRICE
       -----------------     -------    ----------------  --------------    ---------  --------------
                   $1.65          288     2.0 years            $  1.65            288       $  1.65
          $4.88 -- $7.04    2,823,164     8.7 years               6.20        638,867          6.16
         $7.38 -- $10.17    2,684,657     7.4 years               8.00      1,628,767          8.00
        $11.10 -- $14.31      200,162     7.0 years              13.73         99,321         14.00
                            ---------                                       ---------
                            5,708,271                          $  7.33      2,367,243       $  7.76
                            =========                                       =========

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

    As of March 31, 2001, 2000 and 1999, 2,367,243, 1,038,568 and 413,766,
respectively, of options outstanding were exercisable. The weighted-average fair value of options granted during fiscal years 2001, 2000 and 1999 was $3.44, $5.41 and $7.93, respectively.

    The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost is recognized in the consolidated financial statements for stock options which have exercise prices equal to or in excess of the market value of the Company's common stock on the date of issuance. Had the Company determined compensation cost based on the fair value of stock options at the grant date under SFAS No. 123, the Company's pro forma net income and earnings per share would have been as follows:

                                                 FISCAL YEARS ENDED MARCH 31,
                                           -----------------------------------------
                                              2001           2000            1999
                                           ----------     ----------      ----------
     Net income (loss):
       As reported ...................     $   11,426     $    4,539      $   18,783
       Pro forma .....................     $    5,586     $   (3,801)     $   14,169
     Earnings (loss) per share:
       Basic:
          As reported ................     $     0.72     $     0.26      $     1.10
          Pro forma ..................     $     0.35     $    (0.22)     $     0.83
       Diluted
          As reported ................     $     0.71     $     0.25      $     1.06
          Pro forma ..................     $     0.35     $    (0.22)     $     0.80

    The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal years 2001, 2000 and 1999: risk-free interest rates ranging from 4.6% to 6.0%; dividend yields of 0%; expected stock volatility ranging from 41.4% to 56.9%; and expected lives ranging from five to six years.

NOTE 9 -- SUPPLEMENTAL CASH FLOW INFORMATION (IN THOUSANDS):

                                                                  FISCAL YEARS ENDED MARCH 31,
                                                            ----------------------------------------
                                                               2001           2000           1999
                                                            ----------     ----------     ----------
     Cash paid during the period for:
       Interest .......................................     $    5,664     $    3,853     $    2,718
       Income taxes ...................................     $    3,892     $    7,669     $   14,607
     Fixed assets acquired under capital leases .......     $       --     $    2,400     $      347

NOTE 10 -- INCOME TAXES

    Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. These differences relate primarily to provisions for doubtful accounts, capitalization of inventory costs, reserves for inventory, book versus tax depreciation differences, and certain accrued expenses deducted for book purposes but not yet deductible for tax purposes. A reconciliation of the difference between the expected income tax provision, before operations of discontinued subsidiary and cumulative effect of accounting change, at the U.S. Federal statutory corporate tax rate of 35%, 34% and 35% for fiscal year 2001, 2000 and 1999, respectively, and the Company's effective tax rate is as follows (in thousands):

                                                                                   FISCAL YEARS ENDED MARCH 31,
                                                                            ------------------------------------------
                                                                               2001            2000            1999
                                                                            ----------      ----------      ----------
     Provision computed at statutory rate .............................     $    6,431      $    2,876      $   10,854
     Impact of foreign taxation at different rate .....................            487             264             538
     State income taxes, net of federal benefit .......................            373             410             694
     Expenses not deductible for tax purposes .........................            352             420             346
     Impact of acquired subchapter S corporation accounted for
       as a pooling of interests ......................................             --              --            (291)
     Change in valuation reserve ......................................             --             807            (203)
     Other ............................................................           (259)           (175)           (115)
                                                                            ----------      ----------      ----------
       Provision for income taxes .....................................     $    7,384      $    4,602      $   11,823
                                                                            ==========      ==========      ==========

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

    The provision (benefit) for income taxes is summarized as follows (in thousands):

                                               FISCAL YEARS ENDED MARCH 31,
                                        ------------------------------------------
                                           2001            2000            1999
                                        ----------      ----------      ----------
     Current
       Domestic ...................     $    3,744      $    1,395      $    9,857
       State ......................            547             623           1,068
       Foreign ....................          3,487           2,696           2,581
                                        ----------      ----------      ----------
               Total current ......          7,778           4,714          13,506
                                        ----------      ----------      ----------
     Deferred
       Domestic ...................           (278)           (151)         (1,683)
       Foreign ....................           (116)             39              --
                                        ----------      ----------      ----------
               Total deferred .....           (394)           (112)         (1,683)
                                        ----------      ----------      ----------
               Total ..............     $    7,384      $    4,602      $   11,823
                                        ==========      ==========      ==========

    The components of the deferred tax asset (liability) as of March 31, 2001 and 2000 are as follows (in thousands):

                                                                     MARCH 31,
                                                            --------------------------
                                                               2001            2000
                                                            ----------      ----------
     Deferred tax assets:
       Allowance for doubtful accounts ................     $    1,570      $    1,568
       Inventory ......................................            885             880
       Foreign net operating loss carryforwards .......          3,809           1,974
       Other ..........................................            376           1,113
                                                            ----------      ----------
                                                                 6,640           5,535
       Less -- Valuation reserve ......................             --            (915)
                                                            ----------      ----------
               Total deferred tax assets ..............          6,640           4,620
                                                            ----------      ----------
     Deferred tax liabilities:
       Accounts receivable discount ...................            571           1,038
       Foreign inventory purchases ....................          2,954           2,437
       Intangibles ....................................            810             391
       Other ..........................................          2,664             505
                                                            ----------      ----------
               Total deferred tax liabilities .........          6,999           4,371
                                                            ----------      ----------
     Net deferred tax asset (liability) ...............     $     (359)     $      249
                                                            ==========      ==========

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The foreign net operating loss carryforwards at March 31, 2001 and 2000 relate primarily to taxable losses of the Company's Mexican subsidiary. These loss carryforwards begin to expire in fiscal year 2013. The foreign net operating loss carryforwards at March 31, 2000 also include taxable losses related to PFSweb's European subsidiary.

    As of March 31, 2000, a valuation allowance was recorded due to uncertainties regarding the Company's ability to utilize PFSweb deferred tax assets following its spin-off from the Company. During fiscal year 2001, the valuation allowance and related deferred tax assets were transferred to PFSweb upon completion of the PFSweb spin-off.

    The Company received a tax benefit due to the exercise of certain stock options of $1.1 million during fiscal year 2000 and $0.4 million during fiscal year 1999. The Company recorded income tax expense related to operations of discontinued subsidiary of approximately $0.2 million and $0.1 million for the fiscal year 2001 and 2000, respectively.

NOTE 11 -- RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

    The Company makes available one-year and three-year loans to its executive officers and non-employee directors. The one-year loans accrue interest at the Company's effective borrowing rate (6.9% at March 31, 2001 and 8.0% at March 31,
2000) and the three-year loans accrue interest at the Company's effective borrowing rate plus one percent. Loan amounts classified as short-term under these contracts are included in prepaid expenses and other current assets on the Company's consolidated balance sheets and totaled $0.5 million and $0.3 million at March 31, 2001 and 2000, respectively. Loan amounts classified as long-term under these contracts are included in other assets on the Company's consolidated balance sheets and totaled $0.6 million and $0.5 million at March 31, 2001 and 2000, respectively.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

NOTE 12 -- COMMITMENTS, CONTINGENCIES AND GUARANTEES

    The Company and its subsidiaries lease facilities and warehouse, office, transportation and other equipment under operating leases expiring in various years. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases. As discussed in Note 3, the Company completed a transaction during June 2001 to purchase certain distribution assets from PFSweb and to terminate certain transaction management services agreements with PFSweb. As a result, sublease rentals of approximately $4.8 million that, as of March 31, 2001, were scheduled to be paid by PFSweb will be now be paid by the Company. Minimum future annual rental payments under non-cancelable operating leases having original terms in excess of one year are as follows (in thousands):

                         2002........................   $  8,549
                         2003........................      7,031
                         2004........................      6,176
                         2005........................      3,225
                         2006........................      2,653
                         Thereafter..................      3,891
                                                        --------
                         Total minimum lease payments     31,525
                         Less: sublease rentals......      7,004
                                                        --------
                                                        $ 24,521
                                                        ========

    Total rental expense under operating leases approximated $6.0 million, $8.8 million and $5.8 million for the fiscal years ended March 31, 2001, 2000 and 1999, respectively.

    Although the Company carries products and accessories supplied by numerous vendors, the Company's net revenues from products manufactured by its ten largest suppliers were approximately 76%, 78% and 69% of total net revenues during fiscal years 2001, 2000 and 1999, respectively. The Company has entered into written distribution agreements with nearly all of its major suppliers. As is customary in the industry, these agreements generally provide non-exclusive distribution rights, have one-year renewable terms and are terminable by either party at any time, with or without cause. Additionally, many of the Company's suppliers offer rebate programs under which, subject to the Company purchasing certain predetermined amounts of inventory, the Company receives rebates based on a percentage of the dollar volume of total rebate program purchases. The Company also takes advantage of several other programs offered by substantially all of its suppliers. These include price protection plans under which the Company receives credits if the supplier lowers prices on previously purchased inventory and stock rotation or stock balancing privileges under which the Company can return slow-moving inventory in exchange for other products.

    The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position, results of operations or cash flows.

    In connection with the IPO of PFSweb, the Company has guaranteed certain PFSweb operating lease obligations. The Company does not expect to make any payments under its guarantee of the PFSweb operating leases; however, if performance were required, the amounts listed below would be mitigated by terminations and/or subleases. The total minimum payments for the PFSweb operating leases which are guaranteed by the Company are as follows (in thousands):

               2002.........    $  4,071
               2003.........       4,158
               2004.........       2,771
               2005.........       1,735
               2006.........       1,731
               Thereafter...       2,871
                                --------
                         Total  $ 17,337
                                ========

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

NOTE 13 -- EMPLOYEE SAVINGS PLAN

    The Company has a defined contribution employee savings plan under Section 401(k) of the Internal Revenue Code. Substantially all full-time and part-time U.S. employees are eligible to participate in the plan. The Company, at its discretion, may match employee contributions to the plan and also make an additional matching contribution in the form of profit sharing in recognition of Company performance. For fiscal year 2001, 2000 and 1999, the Company matched 10% of employee contributions resulting in a charge against income of approximately $143,000, $91,000 and $88,000, respectively.

NOTE 14 -- SEGMENT DATA

    The Company currently operates in two reportable business segments -- computer and office supplies and professional tape products. Prior to the spin-off of PFSweb during July 2000, the Company also provided transaction management services to both traditional and electronic commerce companies. The Company's reportable segments are strategic business units that offer different products and services and are managed separately based on the fundamental differences in their operations. PFSweb segment revenue includes revenue earned for certain services provided to the computer and office supplies segment, which is eliminated in consolidation. The accounting policies of the segments are the same as those described in Note 1. No single customer accounted for more than 10% of the Company's annual net revenues for the fiscal years ended March 31, 2001, 2000 and 1999.

Computer and Office Supplies

    The computer and office supplies segment distributes over 17,000 nationally known, name-brand computer and office supplies products to more than 35,000 customer locations. Customers include value-added resellers, computer supplies dealers, office product dealers, contract stationers, buying groups, computer and office product superstores, grocery stores, drugstores, web-based resellers, and other retailers who resell the products to end-users. This segment also includes Virtual Demand, the Company's wholly-owned subsidiary which provides marketing and demand generation services. The Company began computer and office supplies distribution in the United States in the 1980s and expanded internationally into Canada in 1989, Mexico in 1994, Australia in 1996 and Argentina in 2000. In addition, the Company began distribution to Central and South America in 1996 from its Miami facility. Computer and office supplies products are used in a broad range of computers and office automation products, including laser and inkjet printers, photocopiers, fax machines and data storage products.

Professional Tape Products

    The professional tape products segment is headquartered in Elmhurst, Illinois and operates as a distributor of media products to the film, entertainment and multimedia industries. Daisytek began operating the professional tape products segment in 1998 and currently distributes more than 2,800 professional tape products to over 23,500 customers. Professional tape products customers primarily include production and broadcast companies, advertising and governmental agencies, cable television providers, educational institutions and healthcare providers. Professional tape products include videotape, audiotape, motion picture film and data storage media.

PFSweb

    The Company's subsidiary PFSweb provided transaction management services to both traditional and e-commerce companies and sold products and services primarily in the United States, Canada and Europe. The Company completed the spin-off of PFSweb during July 2000, as discussed in Note 3.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

    Separate financial data for each of the Company's operating segments is provided below (in thousands):

                                                      2001              2000              1999
                                                  ------------      ------------      ------------
     Net revenues:
       Computer and office
        supplies, excluding
        discontinued operations .............     $    921,793      $    869,458      $    802,191
       Professional tape products ...........           81,790            93,723           103,346
       PFSweb ...............................           15,836            38,619            16,009
       Intersegment eliminations ............           (7,289)          (14,594)           (5,028)
                                                  ------------      ------------      ------------
       Consolidated .........................        1,012,130           987,206           916,518
     Operating contribution (loss):
       Computer and office
        supplies, excluding
        discontinued operations .............           26,593            25,330            32,956
       Professional tape products ...........            3,541             5,085             4,383
       PFSweb ...............................             (505)           (7,940)             (238)
       Intersegment eliminations ............             (458)              (79)              618
                                                  ------------      ------------      ------------
       Consolidated .........................           29,171            22,396            37,719
     Identifiable assets:
       Computer and office
        supplies, excluding
        discontinued operations .............          247,377           219,356           198,527
       Professional tape products ...........           38,809            43,638            48,295
       PFSweb ...............................               --            64,840            69,057
       Intersegment eliminations ............               --            (4,539)               --
       Assets of discontinued
        subsidiary ..........................           94,682            49,451                --
                                                  ------------      ------------      ------------
       Consolidated .........................          380,868           372,746           315,879

    The Company's computer and office supplies segment includes certain expenses and assets that relate to the professional tape products segment which are not allocated by management to this segment. These expenses primarily represent: (1) costs related to the Company's centralized management information, warehouse and telephone systems and (2) executive, administrative and other corporate costs. The assets not allocated to the professional tape products segment primarily relate to the Company's centralized management information and telephone systems and leasehold improvement on shared facilities.

    Transition and certain other costs recorded by the Company have not been allocated to the reportable segments. These expenses primarily relate to certain repositioning and separation activities associated with the spin-off of PFSweb. Other unallocated expenses include certain bad debt allowance increases, legal and professional fees related to an unsolicited acquisition offer, costs related to the closing of Singapore, write-downs of inventory, certain charges related to the closure B.A. Pargh's Nashville headquarters and restructuring activities for the professional tape products segment. Additionally, certain costs incurred by the professional tape products segment during fiscal years 2000 and 1999, including acquisition related costs and a loss on disposition of the professional tape hardware business, are not included in this segment's operating contribution.

    A reconciliation of segment operating contribution to consolidated income from operations follows (in thousands):

                                                         2001            2000            1999
                                                      ----------      ----------      ----------
     Segment operating contribution (loss) ......     $   29,171      $   22,396      $   37,719
     Transition and other unallocated  costs ....         (6,940)        (11,132)             --
     Acquisition related costs ..................             --            (619)         (1,111)
     Loss on disposition of business ............             --           1,000          (2,800)
                                                      ----------      ----------      ----------
     Consolidated income from operations ........         22,231          11,645          33,808
                                                      ==========      ==========      ==========

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Geographic Information

    The Company's computer and office supplies segment has significant international operations. A summary of this segment by geographic region follows (in thousands):

                                                                    2001           2000           1999
                                                                 ----------     ----------     ----------
     Net revenues -- computer and office supplies:
       United States .......................................     $  593,080     $  586,191     $  568,906
       Canada ..............................................        128,607        106,556         99,153
       Latin America .......................................        133,418        113,020         87,740
       Australia ...........................................         66,409         55,378         39,103
       Other ...............................................            279          8,313          7,289
                                                                 ----------     ----------     ----------
                                                                 $  921,793     $  869,458     $  802,191
                                                                 ==========     ==========     ==========
     Long-lived assets -- computer and office supplies:
       United States .......................................     $   28,734     $   15,336     $   14,733
       Canada ..............................................            732            973          1,185
       Latin America .......................................          1,715          1,090          1,027
       Australia ...........................................          1,910          2,528          2,734
       Other ...............................................             --            118            259
                                                                 ----------     ----------     ----------
                                                                 $   33,091     $   20,045     $   19,938
                                                                 ==========     ==========     ==========

NOTE 15 -- QUARTERLY DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for fiscal years 2001 and 2000 are as follows (dollars in thousands, except per share data). Quarterly data as previously presented in the Company's Form 10-Qs, as applicable, has been restated to reflect the operations of the Company's subsidiary BSD as discontinued operations (see Note 4).

                                                                      FISCAL YEAR 2001
                                              ------------------------------------------------------------------
                                                4TH QTR.         3RD QTR.           2ND QTR.           1ST QTR.
                                              -----------      -----------        -----------        -----------
                                                                         (UNAUDITED)
     Net revenues .......................     $   264,066      $   251,034(a)     $   242,305(a)     $   254,725(a)
     Income from operations(b) ..........     $     6,155      $     4,314        $     6,077        $     5,685
       Operating margin .................             2.3%             1.7%               2.5%               2.2%
     Income before minority interest ....     $     3,006      $     2,004        $     3,193        $     2,787
       Percent of net revenues ..........             1.1%             0.8%               1.3%               1.1%
     Income from continuing
       operations .......................     $     3,006      $     2,004        $     3,193        $     2,834
       Percent of net revenues ..........             1.1%             0.8%               1.3%               1.1%
     Net income .........................     $     3,119      $     2,206        $     3,121        $     2,980
       Net margin .......................             1.2%             0.9%               1.3%               1.2%
     Net income per common share:
       Basic ............................     $      0.21      $      0.15        $      0.19        $      0.17
       Diluted ..........................     $      0.21      $      0.15        $      0.19        $      0.17

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                                                                  FISCAL YEAR 2000
                                                            ---------------------------------------------------------------
                                                              4TH QTR.         3RD QTR.          2ND QTR.         1ST QTR.
                                                            -----------      -----------       -----------      -----------
                                                                                      (UNAUDITED)
     Net revenues .....................................     $   264,375(a)   $   247,580(a)    $   239,504(a)   $   235,747(a)
     Income (loss) from operations(b)  ................     $     3,853      $    (2,318)      $     2,502      $     7,608
       Operating margin ...............................             1.5%            (0.9)%             1.0%             3.2%
     Income (loss) before minority interest ...........     $     2,153      $    (3,420)      $       941      $     4,183
       Percent of net revenues ........................             0.8%            (1.4)%             0.4%             1.8%
     Income (loss) from continuing operations .........     $     2,231      $    (2,932)      $       941      $     4,183
       Percent of net revenues ........................             0.8%            (1.2)%             0.4%             1.8%
     Net income (loss) ................................     $     2,303      $    (2,899)      $       952      $     4,183
       Net margin .....................................             0.9%            (1.2)%             0.4%             1.8%
     Net income (loss) per common share:
       Basic ..........................................     $      0.13      $     (0.17)      $      0.06      $      0.24
       Diluted ........................................     $      0.12      $     (0.17)      $      0.05      $      0.24

----------

(a) The Company has restated all periods prior to the fourth quarter of fiscal year 2001 to classify freight costs billed to customers and rebates paid to customers as components of net revenues in compliance with Emerging Issues Task Force Issues No. 00-10, Accounting for Shipping and Handling Fees and Costs, and No. 00-14, Accounting for Certain Sales Incentives. Freight costs billed to customers and rebates paid to customers had previously been recorded as a component of cost of sales.

(b) The quarterly data includes certain unusual charges that affect comparability, including certain bad debt allowance increases, legal and professional fees related to an unsolicited acquisition offer, costs related to the closing of Singapore, write-downs of inventory, certain charges related to the closure B.A. Pargh's Nashville headquarters and restructuring activities for the professional tape products segment. These costs totaled $6.9 million for fiscal year 2001, including $1.9 million, $2.8 million, $1.6 million and $0.6 million for the quarters ended March 31, 2001, December 31, 2000, September 30, 2000 and June 30, 2000, respectively. These costs totaled $11.1 million for fiscal year 2000, including $1.8 million, $1.9 million and $7.4 million for the quarters ended March 31, 2000, December 31, 1999, and September 30, 1999.